                                                                                                                                                                                                                                                                                                                           Exhibit 10.16

CS FINANCING CORPORATION

(A DEVELOPMENT STAGE COMPANY)

Corte Madera, California

December 31, 2006 and 2005

                  CS FINANCING CORPORATION

                              (A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CS Financing Corporation
Corte Madera, California

We have audited the accompanying balance sheets of CS Financing Corporation as of December 31, 2006 and 2005, and the related statements of operations, stockholder's equity and cash flows for the period from August 19, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the period from August 19, 2005 (inception) to December 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CS Financing Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the period from August 19, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the period from August 19, 2005 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operating activities since inception and requires additional working capital and the offering up to $100,000,000 in aggregate principal amount of five year Notes to support future operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Minneapolis, Minnesota
March 2, 2007

                                      CS FINANCING CORPORATION
                              (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

		December 31,	December 31,
		2005	2006
ASSETS
	Cash and cash equivalents	$ -	$ 127,271
	Prepaid insurance	78,750	78,750
	Prepaid expenses	-	15,667
	Debt placement costs	116,771	396,525
	Loan origination costs	20,000	20,000

	Total Assets	$ 215,521	$ 638,213

LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
	Due to parent	$ 101,048	$ -
	Accounts payable	-	130,324
	Note payable	64,199	64,199
	Bonds payable	-	225,000
	Accrued salaries	-	54,167
	Accrued interest	-	744
	Total Liabilities	165,247	474,434

STOCKHOLDER'S EQUITY
	Common stock, $.01 par value, 1,000,000 shares authorized;
	77,736 and 237,709 shares issued and outstanding
	at December 31, 2005 and 2006, respectively	777	2,377
	Additional paid-in capital	76,959	420,304
	Deficit accumulated during the development stage	(27,462)	(258,902)
	Total Stockholder's Equity	50,274	163,779

	Total Liabilities and Stockholder's Equity	$ 215,521	$ 638,213

                                                                                                                                                                                                 See accompanying notes to financial statements.

                         CS FINANCING CORPORATION
                (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	August 19, 2005 (inception) to December 31, 2005		Year Ended December 31, 2006		August 19, 2005 (inception) to December 31, 2006

INTEREST AND FEE INCOME	$ -		$ -		$ -

OPERATING EXPENSES
Insurance	11,250		90,000		101,250
Payroll	-		74,167		74,167
Professional fees	2,500		48,659		51,159
Interest expense	-		2,836		2,836
Other	13,712		15,778		29,490
Total Operating Expenses	27,462		231,440		258,902

NET LOSS	$(27,462)	$ -	$ (231,440)	$ -	$ (258,902)

Basic and diluted loss per common stock	$ (0.35)		$ (2.06)		$ (2.52)

Weighted average basic and diluted shares outstanding	77,736		112,210		102,902

                                                                                                                                                                                                                               F-4

                  See accompanying notes to financial statements.

  CS FINANCING CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock
	Shares	Amount	Additional Paid-in-Capital	Deficit Accumulated During the Development Stage	Total Stockholder's Equity
BALANCES, August 19, 2005 (inception)	-	$-	$-	$-	$-
Conversion of advances due to Capital Solutions Management, LP at $1.00 per common share in 2005	77,736	777	76,959	-	77,736

Net Loss for the period from August 19, 2005 (inception) to December 31, 2005	-	-	-	(27,462)	(27,462)
BALANCES, December 31, 2005	77,736	777	76,959	(27,462)	50,274
Conversion of advances due to Capital Solutions Management, LP at $2.00 per common share during the period from September 30, 2006 to December 31, 2006	159,973	1,600	318,345	-	319,945

Stock-based compensation	-	-	20,000	-	20,000

Conversion of office related expenses for the Company incurred by Capital Solutions Management, LP into additional paid-in capital	-	-	5,000	-	5,000

Net Loss for the year ended December 31, 2006	-	-	-	(231,440)	(231,440)
BALANCES, December 31, 2006	237,709	$2,377	$420,304	$(258,902)	$163,779

                                                                                                                                                                                                                                 F-5

                  See accompanying notes to financial statements.

                  CS FINANCING CORPORATION
                                                                                                                                                     (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Period from August 19, 2005 (inception) to December 31, 2005	Year Ended December 31, 2006	Period from August 19, 2005 (inception) to December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (27,462)	$ (231,440)	$ (258,902)
Adjustments to reconcile net loss to cash flows from operating activities
Stock-based compensation	-	20,000	20,000
Contribution to equity for office related expenses for the company incurred by parent	-	5,000	5,000
Operating expenses covered by parent company advances or accounts payable	16,212	32,311	48,523
Prepaid insurance	11,250	90,000	101,250
Prepaid expenses	-	(15,667)	(15,667)
Accounts payable	-	36,705	36,705
Accrued salaries	-	54,167	54,167
Accrued interest	-	744	744
Net Cash Flows from Operating Activities	-	(8,180)	(8,180)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance from parent company	-	500	500
Net Cash Flows from Investing Activities	-	500	500

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on note payable	-	(25,801)	(25,801)
Payment of debt placement costs	-	(64,248)	(64,248)
Proceeds from bonds payable	-	225,000	225,000
Net Cash Flows from Financing Activities	-	134,951	134,951

Net Change in Cash and Cash Equivalents	-	127,271	127,271

Cash and Cash Equivalents - Beginning of Period	-	-	-

Cash and Cash Equivalents - End of Period	$ -	$ 127,271	$ 127,271

Cash paid for Interest expense	$ -	$ 2,092	$ 2,092

Noncash investing and financing activities
Parent company advances for debt placement costs	$ 116,771	$ 172,983	$ 289,754
Parent company advances for loan origination costs	$ 20,000	$ -	$ 20,000
Conversion of parent company advances to common stock	$ 77,736	$ 319,945	$ 397,681
Issuance of note payable for prepaid insurance	$ 90,000	$ -	$ 90,000
Parent company advances for payments on note payable	$ 25,801	$ 64,199	$ 90,000
Debt placement costs included in accounts payable	$ -	$ 98,013	$ 98,013

                                                                                                                                                                                                                                  F-6

                  See accompanying notes to financial statements.

                  CS FINANCING CORPORATION

                   (A DEVELOPMENT STAGE COMPANY)

                  Notes to Financial Statements

                  December 31, 2005 and 2006

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

CS Financing Corporation (the Company), a subsidiary of Capital Solutions Management, LP (Capital Solutions), was incorporated in Delaware on August 19, 2005.  The Company intends to make, purchase and service mezzanine loans and invest in financing mezzanine real estate lenders making such mezzanine real estate loans in the central United States from proceeds of the Company security offering.

The Company is a development stage company that has not generated any revenues to date.  The financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises," which requires development stage companies to employ the same accounting principles as operating companies.

Liquidity and Capital Resources

The Company had a net loss for the period from August 19, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006.  The Company's ability to continue as a going concern is dependent on obtaining adequate funding from Capital Solutions and/or obtaining proceeds from the Company's security offering to commence lending activity.  In the future, the Company may have to seek alternative sources of capital or reevaluate its operating plans, which may include cessation of its operations, if it is unable to generate sufficient cash flows from operations.  There is no assurance that funding will be available for the Company to finance its operations on acceptable terms, or at all.

Cash and Cash Equivalents

The Company classifies all highly liquid investments with initial maturities of three months or less as cash equivalents. The Company deposits its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

Debt Placement Costs

Costs incurred in connection with the Company's contemplated Five Year Notes - Series A security offering will be deferred until the offering is substantially complete and then amortized over the term of the related financing agreements using the straight-line method, which approximates the interest method.  Total debt placement costs as of December 31, 2005 and 2006 were $116,771 and $396,525, respectively.

Fair Value of Financial Instruments

The carrying amounts for all financial instruments approximate fair value.  The carrying amounts for debt placement costs, loan origination costs, due to parent and note payable approximate fair value because of the short maturity of these instruments.  The fair value of bonds payable approximates the carrying value because the terms are equivalent to borrowing rates currently available to the Company for debt with similar terms and maturities.

     Loan Origination Costs

Loan origination costs were incurred by the Company in anticipation of loans that the Company intends to offer.  These costs will be amortized over the life of the anticipated loan as a reduction of the loan's yield.  Total loan origination costs at both December 31, 2005 and 2006 were $20,000.

Start-Up Costs

Costs of start-up activities are expensed as incurred in accordance with SOP 98-5, "Reporting on the Costs of Start-Up Activities."

                                                                                                                                                                                                                                      F-7

                  CS FINANCING CORPORATION

                   (A DEVELOPMENT STAGE COMPANY)

                  Notes to Financial Statements

                  December 31, 2005 and 2006

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and the tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization of the related deferred tax asset is not assured.

Management's Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company has not adopted a stock option plan but has issued various stock option awards.  The options issued are administered by the Board of Directors, which selects persons to receive awards and determines the number of options subject to each award and the terms, conditions, performance measures and other provisions of the award.  The Company’s general policy is to grant stock options with an exercise price at fair value at the date of grant.  Refer to Note 5 for additional information related to these stock-based compensation awards.

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased, cancelled or vest. Under the modified prospective approach, compensation cost recognized in 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R, and compensation cost for all shared-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard as no options were granted prior to January 1, 2006.

As a result of adopting SFAS 123R on January 1, 2006, the net loss and net loss per common share for the year ended December 31, 2006, were $20,000 and $0.18 lower, respectively, and the net loss and net loss per common share for the period August 19, 2005 (inception) to December 31, 2006, were $20,000 and $0.19 lower, respectively, than if the Company had accounted for stock-based compensation under APB Opinion No. 25.  Options and warrants issued to non-employees are recorded at fair value, as required by Emerging Issues Task Force (EITF) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” using the Black-Scholes pricing model.  From August 19, 2005 (inception) to December 31, 2006, the Company did not issue any stock-based awards to non-employees.

During the year ended December 31, 2006, 25,200 options were issued to board members, of which 8,400 options were exercisable at December 31, 2006.  In accordance with SFAS No. 123R the Company assessed performance based stock options and recorded compensation expense of $20,000 for the year ended December 31, 2006.

                                                                                                                                                                             F-8

                  CS FINANCING CORPORATION

                   (A DEVELOPMENT STAGE COMPANY)

                  Notes to Financial Statements

                  December 31, 2005 and 2006

NOTE 1 - Summary of Significant Accounting Policies (cont.)

The Company uses the Black-Scholes option-pricing model to estimate fair value of stock-based awards with the following weighted average assumptions:

	2005	2006
Expected life (years)	N/A	10.00
Expected volatility	N/A	40.00%
Dividend yield	N/A	0.00%
Risk-free interest rate	N/A	4.50%

The weighted average fair value of stock options granted with an exercise price equal to the fair value of common stock on the date of grant during the period from August 19, 2005 (inception) to December 31, 2005, year ended December 31, 2006 and the period from August 19, 2005 (inception) to December 31, 2006 was $0.00, $1.18 and $1.18 per option, respectively.

The Company calculates expected volatility for stock options using 40% volatility as the Company believes the expected volatility will approximate this volatility.  The Company estimates the forfeiture rate for stock options of 0% as there is no historical data and the Company believes all stock options issued to date will vest.

The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of grant.

Net Loss Per Common Share

In accordance with SFAS No. 128, Earnings Per Share, basic loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the periods presented. Diluted loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method. For all periods presented, diluted loss per common share is the same as basic loss per common share because the effect of outstanding options is antidilutive due to the net loss for all period presented.

Recent Accounting Pronouncement

In June 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB Opinion No. 20 and FASB Statement No. 3.  The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005.  The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement.  The adoption of SFAS No. 154 did not have a material effect on the Company's financial statements.

                  CS FINANCING CORPORATION

                   (A DEVELOPMENT STAGE COMPANY)

                  Notes to Financial Statements

                  December 31, 2005 and 2006

NOTE 1 - Summary of Significant Accounting Policies (cont.)

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46R). This standard replaces FIN 46, Consolidation of Variable Interest Entities” that was issued in January 2003. FIN 46R modifies or clarifies various provisions of FIN 46. FIN 46R addresses the consolidation of business enterprises of variable interest entities (VIE’s), as defined by FIN 46R. FIN 46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interest in structures commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by the Company for all other types of VIE’s is required in financial statements for periods ending no later than the quarter ended January 31, 2005. The adoption of FIN 46R did not have a material effect on the Company’s financial statements.

NOTE 2 - Due to Parent

During 2005, Capital Solutions made advances to the Company which are non-interest bearing, unsecured and due on demand.  Advances outstanding at December 31, 2005 and 2006 were $101,048 and $0, respectively. Capital Solutions converted advances of $77,736 in 2005 into common stock at $1.00 per share, and $319,945 in 2006 into common stock at $2.00 per share.

NOTE 3 - Note Payable

On November 15, 2005, the Company entered into an agreement with First Insurance Funding Corporation to finance insurance premiums.  The agreement bore interest at a rate of 7.55% per annum and matured in August 2006 and required monthly principal and interest payments of $8,254.  The balance of the note payable was $64,199 and $0 at December 31, 2005 and 2006, respectively.

On November 17, 2006, the Company entered into an agreement with First Insurance Funding Corporation to finance insurance premiums. The agreement bears interest at a rate of 7.55% per annum and will mature in August 2007 and requires monthly principal and interest payments of $8,254. The balance of the note payable was $64,199 at December 31, 2006.

NOTE 4 - Bonds Payable

The Company issued $225,000 of five year notes on December 24, 2006 pursuant to the Company’s current S-1 registration statement.  The notes are due in December 2011 and bear interest at a fixed rate (calculated based upon a 360-day year) of ten percent (10%). Interest is payable monthly with the first interest payment commencing thirty (30) days from issuance.

The five year notes are not listed on any securities exchange and there is no public trading market for the five year note.  The Company may redeem the five year notes after two years and upon at least 30 days written notice. These five year notes are general unsecured obligations and are subordinated in right to payment to all future, if any, senior debt.

                  CS FINANCING CORPORATION

                   (A DEVELOPMENT STAGE COMPANY)

                  Notes to Financial Statements

                  December 31, 2005 and 2006

NOTE 5 - Income Taxes

Income Tax

At December 31, 2006, the Company had net operating loss carryforwards of approximately $248,000 and $247,000 for federal and state income tax purposes, respectively, that are available to offset future taxable income and begin to expire in the year 2025.  No benefit has been recorded for any loss carryforwards, and utilization in future years may be limited under Sections 382 and 383 of the Internal Revenue Code if significant ownership changes have occurred or from future tax legislation changes.

The Company records a valuation allowance to reduce the carrying value of the net deferred taxes to an amount that is more likely than not to be realized. The increase in the valuation allowance was $10,985, $85,416 and $96,401 for the period from August 19, 2005 (inception) to December 31, 2005, year ended December 31, 2006 and the period from August 19, 2005 (inception) to December 31, 2006, respectively.  The benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate to loss before income taxes as follows:

	Period from August 19, 2005 (inception) to December 31, 2005	Year Ended December 31, 2006	Period from August 19, 2005 (inception) to December 31, 2006
Expected benefit at statutory rate	$(9,337)	$(72,602)	$(81,939)
State tax effects	(1,648)	(12,814)	(14,462)
Increase in valuation allowance	10,985	85,416	96,401
	$-	$-	$-

The following is a summary of deferred taxes at December 31, 2005 and 2006:

	2005	2006
Deffered tax asset:
Pre-opening cost	$ 3,094	$ 3,094
Net operating loss	7,891	93,307
Valuation allowance	(10,985)	(96,401)
	$ -	$ -

NOTE 6 - Stockholder’s Equity

Stock Options

On January 1, 2006, the Company issued nonqualified stock options to Company employees/directors to acquire an aggregate of 25,200 shares of common stock at $2.00 per share. The options vest on future contingent events as defined in the stock option agreements and expire ten years from the date of grant. Unexercised options are canceled 90 days after termination, and unvested awards are canceled on the date of termination of employment.

The weighted average remaining contractual term of options exercisable at December 31, 2006, was 9 years.

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options	Weighted Average Exercise Price	Range of Option Exercise Price	Intrinsic Value
Options outstanding - August 19, 2005 (inception)	-	$-	$-
Granted	-	-	-
Canceled or expired	-	-	-
Exercised	-	-	-
Options outstanding - December 31, 2005	-	-	-
Granted	25,200	2.00	2.00
Canceled or expired	-	-	-
Exercised	-	-	-
Options outstanding - December 31, 2006	25,200	$2.00	$2.00	$0
Options exercisable - December 31, 2006	8,400	$2.00	$2.00	$0

As of December 31, 2006, there was $14,736 of total unrecognized compensation costs related to the outstanding stock options, which is expected to be recognized over a weighted average period of one year.

NOTE 7 – Marketing Support and Wholesaler Agreement

The Company entered into an agreement with Financial Products Distributors ("Distributor") on December 6, 2006, for wholesale distribution of its 5 year Note offering to NASD registered broker-dealers. The Distributor is compensated under the agreement based on the total volume of Note sales by broker-dealers. The compensation scale has 5 tiers and ranges from 1%-1.5% of Notes sold. There is no minimum compensation and maximum compensation is based on if the full Notes for $100 million are sold.

NOTE 8 - Subsequent Events

The Company issued $220,000 in January of 2007, $100,000 on February 9, 2007, and $25,000 on February 22, 2007 of five year notes pursuant to the Company’s current S-1 registration statement.  The notes are due in January and February of 2012 and bear interest at a fixed rate (calculated based upon a 360-day year) of ten percent (10%). Interest is payable monthly with the first interest payment commencing thirty (30) days from issuance.  Total notes issued and outstanding as of February 9, 2007 are $545,000 (including bonds issued as of December 31, 2006 – See Note 4).

                                                                                                                                                                                                                                 F-12